Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2023 relating to the consolidated financial statements of Playa Hotels & Resorts N.V. and the effectiveness of Playa Hotels & Resorts N.V.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Playa Hotels & Resorts N.V. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

McLean, Virginia
July 18, 2023